EXHIBIT 5.1

November 30, 2018
LifeVantage Corporation
9785 S. Monroe Street, Suite 400
Sandy, Utah 84070

Re:    LifeVantage Corporation (the “Company”) Registration Statement for
715,000 shares of Common Stock under the 2017 Long-Term Incentive Plan and
400,000 shares of Common Stock under the 2019 Employee Stock Purchase Plan
Ladies and Gentlemen:
We refer to your registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”) in connection with the registration of 715,000 shares of Common Stock issuable pursuant to the LifeVantage Corporation 2017 Long-Term Incentive Plan, as amended (the “2017 Plan”) and 400,000 shares of Common Stock issuable pursuant to the LifeVantage Corporation 2019 Employee Stock Purchase Plan (the “2019 ESPP”) for an aggregate of 1,115,000 shares of Common Stock (the “Shares”).
As your counsel, we have examined such matters of fact and questions of law as we have deemed necessary in order to render the opinion set forth herein. In connection with our opinion expressed below, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible. We express no opinion as to matters governed by any laws other than the laws of the Delaware General Corporation Law and the federal laws of the United States.
Based upon and subject to the foregoing, we advise you that, in our opinion, when the Shares have been issued and sold pursuant to the applicable provisions of the 2017 Plan and 2019 ESPP, as applicable, and in accordance with the Registration Statement, such Shares will be validly issued, fully paid and nonassessable shares of the Company’s Common Stock.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.
Very truly yours,
/s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP